 Exhibit 99.1

Coastal Caribbean Oils & Minerals, Ltd.

FOR IMMEDIATE RELEASE

COASTAL PETROLEUM COMPANY ENTERS LETTER AGREEMENT FUNDING IMMEDIATE
NEEDS AND GIVING OPTION TO FUND COMPANY OPERATIONS

APALACHICOLA, FL, January 20, 2010.  Phillip Ware, President and Chief Executive Officer of Coastal Caribbean Oils & Minerals, Ltd. (OTC Bulletin Board: COCBF.OB) (“Coastal Caribbean” or the “Company”), announced today that the Company and its wholly owned subsidiary, Coastal Petroleum Company (“Coastal”) entered into a letter agreement with Robert J. Angerer, Sr., (Mr. Angerer) a Director and Chairman of the Board of Directors of both Coastal and the Company, for the funding of immediate cash needs and granting Mr. Angerer an option to fund the Company’s and Coastal’s future operations.

The Letter Agreement follows more than a year of fund raising attempts by Coastal, including two signed agreements that were never consummated. The lack of any income from operations and a critical need for cash to continue basic operations made fundraising essential. The Letter Agreement terms are more favorable to the Company and Coastal than either of the other signed agreements. The Company and Coastal are not prohibited from pursuing other possibly more favorable fundraising opportunities under the Letter Agreement.

Under the Letter Agreement Mr. Angerer paid the Company $300,000 in cash, released $150,000 of his law firm’s accrued and unpaid legal fees, released $21,500 of his accrued and unpaid director’s fees; released the $240,000 consideration required for the completion of the purchase of the Red River Formation development prospect, and released any other monies due to him from Coastal and the Company for payment of annual rentals, work and effort as an officer and director, including his fundraising efforts for the Company and Coastal., except for the $35,000 remaining balance of his accrued and unpaid director’s fees. In return the Company issued Mr. Angerer 14,400,000 restricted shares of the Company’s common stock. The consideration paid by Mr. Angerer is more per share than what the stock has traded for over the last year. The cash is being used to pay off specific outstanding obligations of the company and to fund a drilling permit in the Starbuck East Shallow Gas Prospect area. Mr. Angerer also has a right of first refusal to purchase any new stock issued by the Company, other than in a public offering.

In addition, in exchange for the $35,000 balance of his accrued and unpaid director’s fees, the Company and Coastal granted Mr. Angerer a three month option, with the right to extend the option for an additional three months by paying $50,000, to fund the Company and Coastal’s operations on the following terms: to pay $3 Million to Coastal to be used for drilling one of Coastal’s Lodgepole Reef Prospects in Slope County and for operations of the Company and Coastal. In return for the payment of $3 Million, Mr. Angerer would receive 20% of the outstanding common shares of Coastal and 36% of the net revenue from the well drilled. If he exercises the first option payment Mr. Angerer then has the option to pay three additional succeeding $3 Million payments to Coastal for drilling two additional Lodgepole Reef Prospects, wells on the Starbuck East Shallow Gas Prospect in Montana and other company operations. Mr. Angerer would earn 36% of the net revenues from all operations in North Dakota and Montana if he makes the three additional payments.

If this funding is fully realized, Coastal plans to drill its Red River Formation development prospect (11,500’); three of its Lodgepole Reef prospects (9,600’) in Slope County, North Dakota, and six wells on its Starbuck East Shallow Gas Prospect in Montana. The Company and Coastal will also have operational funding for an estimated two years.

Mr. Angerer has resigned as an executive officer of both Coastal and the Company. Furthermore, he has resigned as general counsel for the Company and Coastal.

Now in its 56th year, Coastal Caribbean Oils & Minerals, Ltd., is engaged in the exploration for and development of oil and gas reserves through its wholly owned subsidiary, Coastal Petroleum.  Coastal Petroleum’s principal assets are its cash and its non-producing oil and gas leases within the Williston Basin, covering approximately 8,510 net acres in North Dakota and approximately 35,873 net acres in Montana.

Certain statements included in this press release, which are not historical in nature, are intended to be forward-looking statements. Coastal Caribbean cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

Contact: Robert J. Angerer, Jr. at (850) 878-2411
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